EXHIBIT 2.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOMENT AGREEMENT is made as of this 16st day of May 16, 2005 by and between IA Global, Inc, an Delaware corporation (“Company”), and Mark Scott (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement dated January 12, 2004 (the “Employment Agreement”).

WHEREAS, the Company and Executive amended the Employment Agreement on November 19, 2004.

NOW THEREFORE, in consideration of the mutual covenants and promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, each intending to be legally bound, agree to amend the Employment Agreement as follows:

4. ADDITIONAL COMPENSATION

Section 4(b) is amended in its entirety to read as follows:

(b)	Bonus Program. Executive shall be entitled to a bonus in 2005 as follows:

$5,000-10,000 General performance as evaluated by the CEO and Compensation Committee.

$10,000 Achieving profitability for 2005 or for 3 out of 4 quarters, prior to one time charges (legal, m&a, etc).

$10,000 Fund raising of $2,000,000 or an increase of shareholder equity by equal value through M&A deal.

$10,000 Fund raising of $5,000,000 or an increase of shareholder equity by equal value through M&A deal.

Bonuses are to be paid as targets are achieved.

8. ENTIRE AGREEMENT; AMENDMENT

This May 16, 2005 Amendment to Employment Agreement, the November 19, 2004 Amendment to Employment Agreement and the January 12, 2004 Employment Agreement represent the entire agreements of the Company and Executive with respect to the matters set forth herein. Except as expressly amended by these Amendments to Employment Agreement, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have duly executed this Agreement as of the day and year first set forth above.

IA Global, Inc. /s/ Alan Margerison
Alan Margerison, President & CEO

/s/ Mark Scott Mark Scott, Executive